                                                                     Exhibit 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                            DISCLOSEABLE TRANSACTION

--------------------------------------------------------------------------------
On 23rd March, 2005, Jiangsu Airlines (a 62.56% owned subsidiary of the Company) entered into the Aircraft Purchase Agreement with Harbin Embraer, pursuant to which Jiangsu Airlines has agreed to purchase five ERJ145 aircraft (with engines) from Harbin Embraer. The Aircraft Purchase Agreement constitutes a discloseable transaction of the Company under the Listing Rules as applied by the Stock Exchange. The Company will issue and despatch to its shareholders a circular containing details of the Aircraft Purchase Agreement in compliance with Rule 14.38 of the Listing Rules.
--------------------------------------------------------------------------------


AIRCRAFT PURCHASE AGREEMENT

On 23rd March, 2005, Jiangsu Airlines (a 62.56% owned subsidiary of the Company) entered into the Aircraft Purchase Agreement with Harbin Embraer, pursuant to which Jiangsu Airlines has agreed to purchase the Aircraft from Harbin Embraer in accordance with the terms and conditions thereof.

To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Harbin Embraer and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

Aircraft to be acquired    :     The Aircraft (i.e. five ERJ145 aircraft (with
                                 engines))

                                 The asset value of each of the Aircraft (as determined based on the relevant price catalog
                                 (January 2004) of Harbin Embraer) is
                                 approximately RMB182 million (approximately
                                 HK$172 million), and the total asset value of the Aircraft amounts in aggregate to approximately RMB910 million (approximately
                                 HK$860 million). The Company has not conducted any independent valuation on the Aircraft.

Consideration and          :     The aggregate consideration for the Aircraft to
 payment terms                   be purchased by Jiangsu Airlines pursuant to
                                 the Aircraft Purchase Agreement

                                 (which was determined as a matter of commercial decision after arm's length negotiations) is less than the total asset value of the Aircraft as stated above. The relevant "percentage ratio" calculated under Rule 14.07 of the Listing Rules is more than 5% but less than 25%, thus the transaction constitutes a discloseable transaction of the Company.

                                 The consideration is payable by cash in
                                 Renminbi in instalments, and is being funded principally by way of financing arrangements with banking institutions.

Delivery                   :     The Aircraft are expected to be delivered in
                                 stages from August 2005 to April 2006.

GENERAL

The Group and              :     The Group is principally engaged in the
 Harbin Embraer                  business of civil aviation.

                                 Harbin Embraer, to the Directors' knowledge, is principally engaged in the business of manufacturing ERJ145 aircraft in China.

Reasons for entering       :     The Aircraft, being brand-new aircraft tailored
 into the transaction            for ancillary routes, will be introduced to the
 and benefits                    Group's fleet, principally to cater for the
 expected to accrue              expected increasing market demand in regional
 to the Group                    aviation markets over Nanjing and its aviation
                                 network. The Directors believe that the
                                 Aircraft will be able to provide more
                                 comfortable, convenient and high quality
                                 services to passengers of Jiangsu Airlines,
                                 enhancing the operating capability and safety
                                 administration of the Group in the aviation
                                 industry.

                                 As mentioned above, the consideration is being funded principally by way of financing arrangements with banking institutions. The transaction may result in an increase in the Group's short-term debt-to-equity ratio, but is not expected to impact on the Group's cash-flow position or its business operations.

                                 The transaction contemplated under the Aircraft
                                 Purchase Agreement has been approved by the relevant regulatory authority(ies) in the
                                 People's Republic of China in compliance with the relevant regulatory requirements. The
                                 Directors believe that the terms of the
                                 Aircraft Purchase Agreement and the transaction thereunder are fair and reasonable and in the interests of the Company's shareholders as a whole.

Discloseable transaction   :     The Aircraft Purchase Agreement constitutes a
                                 discloseable transaction of the Company under
                                 the Listing Rules as applied by the Stock
                                 Exchange. The Company will issue and despatch
                                 to its shareholders a circular containing
                                 details of the Aircraft

                                 Purchase Agreement in compliance with Rule
                                 14.38 of the Listing Rules.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"Aircraft"                 means five ERJ145 aircraft (with engines) being
                           purchased by Jiangsu Airlines from Harbin Embraer;

"Aircraft Purchase         means an agreement dated 23rd March, 2005 between
  Agreement"               Jiangsu Airlines and Harbin Embraer in respect of the
                           purchase by Jiangsu Airlines of the Aircraft from
                           Harbin Embraer;

"Company"                  means (CHINESE CHARACTER) (China Eastern Airlines
                           Corporation Limited), a joint stock limited company
                           incorporated in the People's Republic of China with
                           limited liability, whose H shares, A shares and
                           American depositary shares are listed on the Stock
                           Exchange, the Shanghai Stock Exchange and the New
                           York Stock Exchange, Inc., respectively;

"Directors"                means the directors of the Company;

"Group"                    means the Company and its subsidiaries;

"Harbin Embraer"           means Harbin Embraer Aircraft Industry Co., Ltd., a
                           company based in China;

"HK$"                      means Hong Kong dollar, the lawful currency of Hong
                           Kong;

"Hong Kong"                means the Hong Kong Special Administrative Region of
                           the People's Republic of China;

"Jiangsu Airlines"         means China Eastern Airlines Jiangsu Co., Ltd., a
                           62.56% owned subsidiary of the Company;

"Listing Rules"            means the Rules Governing the Listing of Securities
                           on The Stock Exchange of Hong Kong Limited;

"RMB"                      means Renminbi, the lawful currency of the People's
                           Republic of China;

"Stock Exchange"           means The Stock Exchange of Hong Kong Limited.


                                          By order of the board of the Directors
                                                  CHINA EASTERN AIRLINES
                                                    CORPORATION LIMITED
                                                        LUO ZHUPING
                                              Director and Company Secretary

The Directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
23rd March, 2005